Exhibit 99.1
Investor and Media Contact:
Michelle Edwards, Investor Relations
medwards@oxigene.com
650-635-7006
OXiGENE Appoints Tamar D. Howson and Peter J. Langecker
to its Board of Directors
South San Francisco, CA — April 5, 2010 — OXiGENE, Inc., a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases, today announced the appointment of Tamar Howson and its current CEO, Dr. Peter J. Langecker, to its Board of Directors.
Ms. Howson’s successful career spans 20 years in the pharmaceutical business, and her track record of nearly 100 transactions make her one of the industry’s preeminent business development executives.
“Tamar Howson brings a wealth of experience and knowledge of both big pharma and the biotechnology industry to the OXiGENE Board,” stated Peter J. Langecker, M.D., Ph.D., OXiGENE’s CEO. “Tamar joins Oxigene at a time when we are looking to transform the company by establishing critical partnerships and licensing agreements. Tamar’s outstanding track record in that space and her tremendous expertise in evaluating and structuring transactions will be of significant help to OXiGENE as we work to maximize the value of our exciting product candidates through corporate partnerships. We look forward to her contributions and welcome her to the team.”
Most recently, Ms Howson has been a member of the transaction team at JSB Partners, a partnering consulting firm specializing in the biotechnology industry. Previously, she served as Executive Vice President of Corporate Development for Lexicon Pharmaceuticals. Prior to Lexicon, she served as Senior Vice President of Corporate and Business Development and was a member of the executive committee at Bristol-Myers Squibb. During her tenure there, Ms. Howson was responsible for leading the company’s efforts in external alliances, licensing and acquisitions. Earlier, Ms. Howson served as Senior Vice President and Director of Business Development at SmithKline Beecham. She also managed SR One Ltd., the $100 million venture capital fund of SmithKline Beecham. Ms. Howson has served as an independent business consultant and adviser to companies both in the United States and in Europe. She held the position of Vice President, Venture Investments at Johnston Associates, a venture capital firm, and earlier as Director of Worldwide Business Development and Licensing for Squibb Corporation.
Ms. Howson currently serves on the boards of Idenix Pharmaceuticals, Inc. (Nasdaq:IDIX), a biopharmaceutical company engaged in the discovery and development of drugs for the treatment of human viral diseases, and S*Bio Pte Ltd. She also serves as a consultant to Pitango Venture Fund and is a member of the advisory board to Triana Venture Partners. She previously served on the boards of Ariad Pharmaceuticals,
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OXGN Board Appointments
April 5, 2010

SkyePharma, NPS Pharma, Targacept, and HBA. Ms. Howson received her M.B.A. in finance and international business from Columbia University. Educated as a chemical engineer, she holds a M.S. from the City College of New York and a B.S. from the Technion in Israel.
Peter J. Langecker, M.D., Ph.D., who joined OXiGENE as Chief Development Officer in June 2009 and who was named interim CEO in October 2009 and permanent CEO in February 2010, has also been appointed to OXiGENE’s Board of Directors. Dr. Langecker has over 20 years of experience in the pharmaceutical and biotechnology industry at companies such as CIBA GEIGY, Schering-Plough, Coulter Pharmaceuticals and SUGEN and he served six years on the Board of Directors of XCYTE Therapies in Seattle.
“I am delighted to welcome both Tamar Howson and Dr. Langecker to OXiGENE’s Board of Directors,” stated William N. Shiebler, Chairman of the Board of OXiGENE. “Tamar and Peter are highly experienced executives with many years of leadership experience in the biotechnology industry. Their insight and expertise will be invaluable to OXiGENE as we continue to execute our strategies for building shareholder value through novel drug discovery and development.”
About OXiGENE
OXiGENE is a clinical-stage biopharmaceutical company developing novel therapeutics to treat cancer and eye diseases. The Company’s major focus is developing vascular disrupting agents (VDAs) that selectively disrupt abnormal blood vessels associated with solid tumor progression and visual impairment. OXiGENE is dedicated to leveraging its intellectual property and therapeutic development expertise to bring life-extending and life-enhancing medicines to patients.
Safe Harbor Statement
This press release contains forward-looking statements that reflect management’s current views regarding OXiGENE’s continued product development operations, the value and potential of OXiGENE’s product candidates in development and the likelihood and potential of collaborations with third parties. These forward-looking statements involve risks and uncertainties, including but not limited to (i) OXiGENE’s product candidates are in the early to mid-stage phases of clinical development and the risk of failure is high and can occur at any stage prior to regulatory approval; (ii) OXiGENE may not be successful in securing additional funding or commercialization partners; (iii) OXiGENE may not be able to successfully obtain regulatory approval for product candidates in development; (iv) OXiGENE’s patent applications for product candidates may not issue, its issued patents may not be enforceable; and/or intellectual property licenses from third parties may be required in the future as a result of litigation or otherwise; and (v) other important risks and uncertainties set forth in OXiGENE’s most recent Annual Report on Form 10-K filed with the Securities and Exchange Commission. Actual results could differ materially from the forward-looking statements contained in this press release. OXiGENE undertakes no obligation to update forward-looking statements, whether as a result of new information, future events or otherwise.
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